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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type Responses)
_______________________________________________________________________________
1.   Name and Address of Reporting Person*

CHARTER URS LLC
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   (Last)                           (First)             (Middle)

2711 CENTERVILLE ROAD
--------------------------------------------------------------------------------
                                    (Street)

WILMINGTON                        DELAWARE              19808
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol


UNITED ROAD SERVICES, INC. (OTC BB:URSI.OB)
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year


SEPTEMBER 30, 2002
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                     4.                              5.             Owner-
                                                     Securities Acquired (A) or      Amount of      ship
                                        3.           Disposed of (D)                 Securities     Form:     7.
                                        Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                      2.Trans-          Code         ------------------------------- Owned at End   (D) or    Indirect
1.                    action            (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security     Date              ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)            (mm/dd/yy)         Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
-----------------------------------------------------------------------------------------------------------------------------------

NONE
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).
                                                                          (Over)
                                                                 SEC 1474 (7-96)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                     10.
                                                                                                        9.           Owner-
                                                                                                        Number       ship
                                                                                                        of           Form
                2.                                                                                      Deriv-       of
                Conver-                   5.                             7.                             ative        Deriv-  11.
                sion                      Number of                      Title and Amount               Secur-       ative   Nature
                or                        Derivative   6.                of Underlying       8.         ities        Secur-  of
                Exer-               4.    Securities   Date              Securities          Price      Bene-        ity:    In-
                cise     3.       Trans-  Acquired (A) Exercisable and   (Instr. 3 and 4)    of         ficially     Direct  direct
                Price    Trans-   action  or Disposed  Expiration Date   ----------------    Deriv-     Owned        (D) or  Bene-
1.              of       action   Code    of(D)        (Month/Day/Year)            Amount    ative      at End       In-     ficial
Title of        Deriv-   Date     (Instr. (Instr. 3,   ----------------            or        Secur-     of           direct  Owner-
Derivative      ative    (Month/  8)      4 and 5)     Date     Expira-            Number    ity        Month        (I)     ship
Security        Secur-   Day/     ------  ------------ Exer-    tion               of        (Instr.    (Instr.      (Instr. (Instr.
(Instr. 3)      ity      Year)    Code V   (A)   (D)   cisable  Date     Title     Shares    5)         4)           4)          4)
-----------------------------------------------------------------------------------------------------------------------------------

8% Convertible  $150.00  9/30/02  J(1)     $1,972,323  9/30/02           Common   13,148.82  $1,972,323 $100,588,465 D
Subordinated    per share                                                Stock
Debtentures
due 2008
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====================================================================================================================================

Explanation of Responses:

(1) Represents the issuance of additional debentures as a payment in kind interest payment.


/s/Joseph Rhodes                                          OCTOBER 1, 2002
---------------------------------------------            -----------------------
      By: Joseph Rhodes, Vice President                         Date
      **Signature of Reporting Person

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential person who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
                                                                          Page 2
                                                                 SEC 1474 (7-96)